Exhibit 99.1

Anavex Life Sciences Strengthens Board of Directors

NEW YORK – February 13, 2017 – Anavex Life Sciences Corp. (“Anavex” or the “Company”) (Nasdaq: AVXL), a clinical-stage biopharmaceutical company developing differentiated therapeutics for the treatment of neurodegenerative and neurodevelopmental diseases including Alzheimer’s disease, other central nervous system (CNS) diseases, pain and various types of cancer, today announced the appointment of Peter Donhauser, D.O. to its Board of Directors. Dr. Donhauser has more than 20 years of expertise in clinical research followed by practicing osteopathic medicine with an integrated medical approach in private practice since 2000. He worked at the University Hospital of Munich in the fields of geriatrics and neuromusculoskeletal diseases. During this time, he was a clinical trial investigator in multiple Phase 3 studies, including studies sponsored by Merck Sharp & Dohme/Merck, Boehringer Mannheim/Roche, Servier and Sanofi.

“I am excited to join the Board of Directors of Anavex Life Sciences at this important juncture,” said Dr. Donhauser. “Anavex has reported promising 57-week data from its Phase 2a clinical trial in Alzheimer’s patients as well as positive preclinical data across a broad range of CNS diseases. I look forward to working with the team to advance the upcoming clinical programs in Rett syndrome, Parkinson’s and Alzheimer’s disease.”

“We are pleased to welcome Peter Donhauser, D.O. to our Board,” said Christopher U. Missling, PhD, President and Chief Executive Officer of Anavex. “With more than 20 years of experience as a practicing physician and clinical trial investigator in the areas of osteopathic and geriatric medicine, we believe his contributions will be highly valuable as we advance our Alzheimer’s clinical trial program into a larger, placebo-controlled Phase 2/3 study and initiate Phase 2 trials in Rett syndrome and Parkinson’s disease.”

Dr. Donhauser received his human medicine degree at the University of Munich and Doctor of Osteopathic Medicine (D.O.) from the DAAO and EROP at the Philadelphia College of Osteopathic Medicine, Philadelphia, Pennsylvania.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (Nasdaq: AVXL) is a publicly traded biopharmaceutical company dedicated to the development of differentiated therapeutics for the treatment of neurodegenerative and neurodevelopmental diseases including Alzheimer’s disease, other central nervous system (CNS) diseases, pain and various types of cancer. Anavex’s lead drug candidate, ANAVEX 2-73, recently completed successfully a Phase 2a clinical trial for Alzheimer’s disease. ANAVEX 2-73 is an orally available drug candidate that restores cellular homeostasis by targeting sigma-1 and muscarinic receptors and successfully completed Phase 1. Preclinical studies demonstrated its potential to halt and/or reverse the course of Alzheimer’s disease. It has also exhibited anticonvulsant, anti-amnesic, neuroprotective and anti-depressant properties in animal models, indicating its potential to treat additional CNS disorders, including epilepsy and others. The Michael J. Fox Foundation for Parkinson’s Research has awarded Anavex a research grant to develop ANAVEX 2-73 for the treatment of Parkinson’s disease to fully fund a preclinical study, which could justify moving ANAVEX 2-73 into a Parkinson’s disease clinical trial. ANAVEX 3-71, also targeting sigma-1 and M1 muscarinic receptors, is a promising preclinical drug candidate demonstrating disease modifications against the major Alzheimer’s hallmarks in transgenic (3xTg-AD) mice, including cognitive deficits, amyloid and tau pathologies, and also with beneficial effects on neuroinflammation and mitochondrial dysfunctions. Further information is available at www.anavex.com. You can also connect with the company on Twitter, Facebook and LinkedIn.

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Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information:

Anavex Life Sciences Corp.

Research & Business Development

Toll-free: 1-844-689-3939

Email: info@anavex.com

Investors:

Matthew Haines

River East Investor Relations, LLC

917-733-9297

mhaines@rivereastir.com

Media:

Dennis Dobson, Jr.

Dobson Media Group

203-258-0159

dennisdobsonjr@dobsonmediagroup.com

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